MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)

                                                          Three Months Ended                 Nine Months Ended
                                                             December 31,                       December 31,
                                                   ------------------------------       ---------------------------
                                                       1996              1995              1996              1995
                                                   ------------      ------------       ----------        ---------
Net income                                         $     14,755      $      5,765       $   34,567        $  30,033
                                                   ============      ============       ==========        =========

Weighted average shares:
     Common shares outstanding                           51,189            50,847           51,274           50,576

     Common equivalent shares
         representing shares issuable
         upon exercise of stock options(1)                3,405             4,272            2,927            4,231
                                                   ------------      ------------       ----------        ---------

              Total weighted average
                  shares - primary                       54,594            55,119           54,201           54,807
                                                   ============      ============       ==========        =========

     Incremental common equivalent
         shares (calculated using the
         higher of end of period or
         average market value)(2)                           297            -----               808               75
                                                   ------------      ------------       ----------        ---------

              Total weighted average
                  shares - fully diluted                 54,891            55,119           55,009           54,882
                                                   ============      ============       ==========        =========

Primary net income per common and
     common equivalent share                       $       0.27      $       0.10       $     0.64        $    0.55
                                                   ============      ============       ==========        =========

Fully diluted net income per common
     and common equivalent share                   $       0.27      $       0.10       $     0.63        $    0.55
                                                   ============      ============       ==========        =========



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1  Amount  calculated using the treasury stock method and fair market values for stock.
2 This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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